Filed Pursuant to Rule 433

Registration Nos. 333-205883

and 333-205883-01

Free Writing Prospectus dated February 10, 2016

Honda Auto Receivables 2016-1 Owner Trust,

Issuing Entity

American Honda Receivables LLC,

Depositor

American Honda Finance Corporation,

Sponsor, Originator, Servicer and Administrator

The depositor has prepared a preliminary prospectus dated February 10, 2016, which describe the notes issued by the issuing entity. You should review the preliminary prospectus in its entirety before deciding to purchase any of the notes.

Ratings

The depositor expects that the class A-1 notes, the class A-2 notes, the class A-3 notes and the class A-4 notes (the “underwritten notes”) issued by the issuing entity will receive the indicated ratings from Fitch Ratings, Inc. (“Fitch”) and Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business (“S&P” and together with Fitch, the “rating agencies”) listed below.

	Fitch	S&P
Class A-1 Notes	F1+sf	A-1+(sf)
Class A-2 Notes	AAAsf	AAA(sf)
Class A-3 Notes	AAAsf	AAA(sf)
Class A-4 Notes	AAAsf	AAA(sf)

It is a condition to the issuance of the notes that each of the underwritten notes receives at least the ratings listed above.

Joint Bookrunners of the Underwritten Notes

J.P. MORGAN	MIZUHO SECURITIES	WELLS FARGO SECURITIES

Co-Managers of the Underwritten Notes
BofA Merrill Lynch	BNY Mellon Capital Markets, LLC	HSBC	Lloyds Securities

The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free at 1-866-669-7629.